Exhibit 10.1

Execution

CREDIT AGREEMENT
by and between
PARK NATIONAL CORPORATION
and
U.S. BANK NATIONAL ASSOCIATION
Dated as of May 18, 2016

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EXHIBITS AND SCHEDULES
EXHIBIT A – Form of Note
EXHIBIT B – Form of Borrowing Notice
EXHIBIT C – Matters to be Covered by Opinion of Counsel
EXHIBIT D – Compliance Certificate
SCHEDULE 4.18    Subsidiaries
SCHEDULE 6.11    Existing Indebtedness

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CREDIT AGREEMENT
THIS CREDIT AGREEMENT dated as of May 18, 2016 (this “Agreement”) is by and between PARK NATIONAL CORPORATION, a corporation organized under the laws of the State of Ohio (the “Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”).
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.1.    Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
“Acquisition”: Any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Borrower or the Subsidiary is the surviving entity.
“Affiliate”: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting Equity Interests of the Person referred to, (c) each Person, five percent or more of the voting Equity Interests (or if such Person is not a corporation, five percent or more of the Equity Interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, joint venturers and partners. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.
“Anti-Corruption Laws”: All laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries, if any, from time to time concerning or relating to bribery or corruption.
“Applicable Margin”: 2.00%
“Assignee”: As defined in Section 8.6.
“Bank”: As defined in the opening paragraph hereof.
“Bank Regulatory Authority”: The Board, the Comptroller of the Currency, the FDIC, the Office of Thrift Supervision and all other relevant regulatory authorities (including, without limitation, relevant state bank regulatory authorities).

“Banking Day”: Any day (other than a Saturday, Sunday or legal holiday in the State of Ohio) on which national banks are permitted to be open in Cincinnati, Ohio.
“Board”: The Board of Governors of the Federal Reserve System or any successor thereto.
“Borrower”: As defined in the opening paragraph hereof.
“Call Report”: For each Subsidiary Bank, the “Consolidated Reports of Condition and Income” (FFIEC Form 031 or Form 041), or any successor form promulgated by the FFIEC.
“Capitalized Lease”: A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.
“Capitalized Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).
“Change of Control”:
(a)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;
(b)    occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were (i) not nominated by, or whose nomination for election was not approved or ratified by a majority of the directors of, the board of directors of the Borrower, or (ii) not appointed by Persons described in the foregoing clause (i); or
(c)    the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Indebtedness of the Borrower or its Subsidiary Banks.
“Closing Date”:  May 18, 2016.
“Code”: The Internal Revenue Code of 1986, as amended.

“Contingent Obligation”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, Equity Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.
“Current Liabilities”: As of any date, the consolidated current liabilities of the Borrower, determined in accordance with GAAP.
“Default”: Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.
“Equity Interests”: All shares, interests, participation or other equivalents, however designated, of or in a corporation or limited liability company, whether or not voting, including but not limited to common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.
“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.
“Event of Default”: Any event described in Section 7.1.
“Fixed Charge Coverage Ratio”: As of the last day of any fiscal quarter, in each case with respect to the four fiscal quarters ending on such date, the ratio of:
(a)    the sum of (i) Net Income of the Borrower, plus (ii) non-cash charges or expenses of the Borrower, including depreciation and amortization, exclusive of non-cash charges or expenses of the Borrower’s Subsidiaries, plus (iii) Interest Expense of the Borrower, exclusive of Interest Expense of the Borrower’s Subsidiaries, plus (iv) one-time losses of the Borrower associated with Acquisitions or dispositions of assets, minus (v) Restricted Payments paid by the Borrower to its shareholders, minus (vi)  non-cash income of the Borrower, minus (vii) one-time gains of the Borrower associated with Acquisitions or dispositions of assets to
(b)    the sum of (i) Interest Expense of the Borrower exclusive of Interest Expense of the Borrower’s Subsidiaries, plus (ii) all required principal payments made on Indebtedness of the Borrower exclusive of principal payments by the Borrower’s Subsidiaries, plus (iii) one-fifth of the total amount of the Revolving Commitment as of the Closing Date;
determined with respect to the Borrower, on a consolidated basis with its Subsidiaries except as noted above, in accordance with GAAP by reference to the FRY-9LP reports filed by the Borrower and its Subsidiary Banks with any Bank Regulatory Authority.
“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.
“Governmental Authority”: Any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency (including the Office of the Comptroller of the Currency, the Office of Thrift Supervision, the FDIC and the Board), department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Immaterial Subsidiary”: As of any date, any Subsidiary designated as such by the Borrower in writing to the Bank that, as of the last day of the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 5.1(a) or (b): (a) did not have total assets attributable to such Subsidiary in excess of five percent (5%) of consolidated total assets of the Borrower and its Subsidiaries, (b) did not have Net Income for the fiscal quarter ending on such day attributable to such Subsidiary (excluding any contribution to Net Income from intercompany transactions) in excess of five percent (5%) of consolidated Net Income of the Borrower and its Subsidiaries for such fiscal quarter (excluding any contribution to Net Income from intercompany transactions), (c) did not have, together with the total assets attributable to all Immaterial Subsidiaries in the aggregate, total assets attributable to such Subsidiary in excess of ten percent (10%) of consolidated total assets of the Borrower and its Subsidiaries, or (d) did not have, together with the Net Income for the fiscal quarter ending on such day attributable to all Immaterial Subsidiaries in the aggregate (excluding any contribution to Net Income from intercompany transactions), Net Income attributable to such Subsidiary in excess of ten percent (10%) of consolidated Net Income of the Borrower and its Subsidiaries for such fiscal quarter (excluding any contribution to Net Income from intercompany transactions). The Immaterial Subsidiaries as of the Closing Date are identified as such on Schedule 4.18.
“Immediately Available Funds”: Funds with good value on the day and in the city in which payment is received.
“Indebtedness”: With respect to any Person, at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including whether or not classified in accordance with GAAP as liabilities on the balance sheet of such Person: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sales or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services excluding trade payables incurred in the ordinary course of business, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) the Market Value of Rate Protection Agreements of such Person, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, (k) all obligations of such Person under any Equity Interests issued by such Person, and (l) all Contingent Obligations of such Person.
“Indemnitee”: As defined in Section 8.12.
“Interest Expense”: With respect to any Person, for any period of determination, the aggregate amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of such Person, including (a) all but the principal component of payments in respect of conditional sales contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings, (c) interest paid on trust preferred shares, and (d) net costs under any Rate Protection Agreement, in each case determined in accordance with GAAP.
“Investment”: The acquisition, purchase, making or holding of any Equity Interests or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase Equity Interests, securities or other debt of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof and the formation of, or entry into, any partnership as a limited or general partner or the entry into any joint venture.
“Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.
“Loan Documents”: This Agreement and the Note.
“Loan Loss Reserves”: With respect to any Person, the loan loss reserve of such Person, as reported in the most recent Call Reports and FRY-9C reports of such Person.
“Loan Loss Reserves to Non-Performing Loans Ratio”: As of the last day of each fiscal quarter of the Borrower, the ratio (expressed as a percentage) of (a) Loan Loss Reserves to (b) Non-Performing Loans.
“Market Value”: The amount, if any, that a Person would be required to pay to any counterparty to a Rate Protection Agreement in order to terminate such Rate Protection Agreement as a result of the Person being “out of the money” on a mark to market valuation of such Rate Protection Agreement.
“Material Adverse Occurrence”: Any occurrence of whatsoever nature which materially and adversely affects (a) the business, assets, properties, liabilities (actual or contingent), operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the material facts and information regarding the Borrower or any of its Subsidiaries which has been provided to the Bank, (c) the ability of the Borrower to perform its material obligations under any of the Loan Documents, (d) the validity or enforceability of the material obligations of the Borrower under any Loan Document, or (e) the rights and remedies of the Bank against the Borrower.
“Material Subsidiary”: As of any date, any Subsidiary that is not an Immaterial Subsidiary, regardless of any designation set forth on Schedule 4.18.
“Maximum Rate”: As defined in Section 8.17.
“Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.
“Multiemployer Plan”: A multiemployer plan, as such term is defined in Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of the Borrower or any ERISA Affiliate.

“Net Income”: With respect to any Person, the net income of such Person, consolidated with its Subsidiaries, determined in accordance with GAAP and reported on the Borrower’s FRY-9C and FRY-9LP reports.
“Non-Performing Assets”: Individually or collectively, as the case may be, Non-Performing Loans and OREO.
“Non-Performing Loans”: With respect to any Person, the sum of all loans, including those listed as “other restructured” or “other renegotiated” in any report to regulatory authorities, made by such Person that are either (a) ninety (90) days or more past due (either principal or interest) or (b) in non-accrual status.
“Note”: The promissory note of the Borrower in the form of Exhibit A, evidencing the obligation of the Borrower to repay the Revolving Loans.
“Obligations”: The Borrower’s obligations in respect of the due and punctual payment of principal and interest on the Note when and as due, whether by acceleration or otherwise and all fees, expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement (including Revolving Commitment Fees) or any other Loan Document, and the Rate Protection Obligations, in all cases whether now existing or hereafter arising or incurred.
“OFAC”: The U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“OREO”: With respect to any Person, the value of all real estate owned by such Person and classified as such by the regulatory authorities responsible for examining such Person, as shown on the most recent call or examination reports for such Person.
“Park National Bank”: The Park National Bank, a national bank.
“Participants”: As defined in Section 8.6(b).
“PATRIOT Act”: The USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.
“PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.
“Permitted Acquisition”: An Acquisition made by the Borrower if (a) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 4.9 shall be true both before and after giving effect to such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in the same line of business as the Borrower’s or any Subsidiary’s, or a line of business complementary thereto, (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, (e) the total assets (determined in accordance with GAAP), acquired pursuant to all Acquisitions in any four fiscal quarters of the Borrower, do not exceed 25% of the consolidated assets of the Borrower and its Subsidiaries on the last day of the fiscal quarter of the Borrower preceding such four fiscal quarter period, (f) after giving effect to such Acquisition, the Borrower will be in compliance with all covenants under this Agreement on a pro forma basis (calculated based on the most recently completed fiscal quarter for which financial statements and reports have been delivered pursuant to Section 5.1) as evidenced in the certificate referred to below, and (g)  the Borrower shall have furnished to the Bank, at least 15 Business Days before the closing of such Acquisition, a certificate of the Chief Financial Officer of the Borrower certifying (i) that the conditions set forth in preceding clauses (a) through (f) are satisfied after giving effect to such Acquisition, and (ii) as to a true and accurate copy attached to such certificate of a pro forma consolidated balance sheet and income statement of the Borrower and its Subsidiaries and pro forma compliance with the financial covenants in Sections 6.14, 6.15, 6.16, 6.17 and 6.18, in each case calculated based on the most recently completed fiscal quarter for which financial statements and reports have been delivered pursuant to Section 5.1, prepared after giving effect to such Acquisition and all other Acquisitions consummated since the date of the such recently completed fiscal quarter.
“Person”: Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
“Plan”: Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate.
“Prohibited Transaction”: The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.
“Property”: any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Rate Protection Agreement”: Any interest rate swap, cap or option agreement, or any other agreement pursuant to which the Borrower hedges interest rate risk entered into by the Borrower with a counterparty.
“Rate Protection Obligations”: The liabilities, indebtedness and obligations of the Borrower, if any, under a Rate Protection Agreement with the Bank, or any Affiliate of the Bank, that is the counterparty of the Borrower under any Rate Protection Agreement.

“Regulatory Action”: Any cease and desist order, letter agreement, memorandum, or other similar regulatory action taken by a state or federal banking agency or other Person to which either the Borrower or any Subsidiary Bank is subject which, in the Bank’s sole discretion, could reasonably be expected to have a material adverse effect on the Borrower or any Subsidiary Bank.
“Regulatory Reporting Principles”: Principles of accounting required by applicable regulations and used in the preparation of the Borrower’s periodic Form FRY-9LP statements filed with the Federal Reserve Board.
“Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.
“Restricted Payments”: With respect to the Borrower, all dividends or other distributions of any nature (cash, Equity Interests, assets or otherwise) with respect to, and all other payments on account of, any class of Equity Interests (including warrants, options or rights therefor) issued by the Borrower, whether such Equity Interests are authorized or outstanding on the Closing Date or at any time thereafter, and any redemption or purchase of, or distribution in respect of, any Equity Interests of the Borrower, whether directly or indirectly; including, without limitation, trust preferred stock dividends.
“Revolving Commitment”: The agreement of the Bank to make Revolving Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.
“Revolving Commitment Amount”: $10,000,000.
“Revolving Commitment Fees”: As defined in Section 2.9.
“Revolving Loans”: As defined in Section 2.1(a).
“Revolving Loan Date”: The date of the making of any Revolving Loan hereunder.
“Revolving Loan Maturity Date”:  May 17, 2017.
“Risk-Based Capital Guidelines”: Means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

“Sanctioned Country”: At any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.
“Sanctioned Person”: At any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.
“Sanctions”: Economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“S&P”: Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
“SEC”: The Securities and Exchange Commission, or any successor agency performing similar functions.
“Senior Officer”: The Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer or Treasurer of the Borrower.
“Subordinated Debt”: Any Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that the Bank has approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of the Borrower existing on the date of this Agreement, that the Bank has approved as Subordinated Debt in a writing delivered by the Bank to the Borrower on or prior to the Closing Date.
“Subsidiary”: Any corporation or other entity of which Equity Interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.
“Subsidiary Banks”: Individually or collectively, as the context may require, any of the banks listed as “Subsidiary Banks” on Schedule 4.18 and each additional Subsidiary of the Borrower that is a federally- or state-chartered bank or thrift institution.
“Tangible Capital”: With respect to any Person, as of any date of determination, the sum of (a) preferred stock, plus (b) common stock, plus (c) surplus, plus (d) retained earnings, plus (e) accumulated comprehensive income and other equity capital components, plus (f) Loan Loss Reserves, plus (g) capital qualified notes and debentures (to the extent such instruments qualify as capital in accordance with Regulatory

Reporting Principles), minus (h) goodwill and other intangible assets, in each case determined in accordance with GAAP and applicable Regulatory Reporting Principles.
“Termination Date”: The earlier of (a) the Revolving Loan Maturity Date, and (b) the date the Revolving Commitment is terminated pursuant to Section 7.2.
“Total Risk-Based Capital Ratio”: As of the last day of each fiscal quarter of the Borrower, with respect to any Person, the ratio (expressed as a percentage) of (a) total risk-based capital, to (b) total risk-weighted assets of such Person, determined in accordance with the then-current regulation of the applicable Bank Regulatory Authority.
“Unused Revolving Commitment”: As of any date of determination, the amount by which the Revolving Commitment Amount exceeds the Revolving Loans on such date.
Section 1.2.    Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and the Bank agree in writing on an adjustment to such computation or determination to account for such change in GAAP.
Section 1.3.    Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”
Section 1.4. Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and like references are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Bank, and shall survive any termination of such other agreements until the obligations of the Borrower under this Agreement and the Note are irrevocably paid in full, and the commitments of the Bank to advance funds to the Borrower are terminated.
ARTICLE II.
TERMS OF THE CREDIT FACILITIES
Section 2.1.    Lending Commitments. On the terms and subject to the conditions hereof, the Bank agrees to make available to the Borrower a credit facility available as loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and re-borrow in accordance with the provisions hereof, provided, the unpaid principal amount of outstanding Revolving Loans shall not at any time exceed the Revolving Commitment Amount.
Section 2.2.    Procedure for Revolving Loans. Any request by the Borrower for a Revolving Loan hereunder shall be in writing or by telephone (and thereafter confirmed in writing in the form of Exhibit B) and must be given so as to be received by the Bank not later than 2:00 p.m. (Cincinnati, Ohio time) on the requested Revolving Loan Date. Each request for a Revolving Loan hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loan the applicable conditions specified in Article III have been and will be satisfied. Each request for a Revolving Loan hereunder shall specify (i) the requested Revolving Loan Date, and (ii) the amount of the Revolving Loan to be made on such date. The Bank may rely on any telephone request by the Borrower for a Revolving Loan hereunder which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Bank’s record of the terms of such telephone request. Unless the Bank determines that any applicable condition specified in Article III has not been satisfied, the Bank will make available to the Borrower at the Bank’s office in Cincinnati, Ohio, in Immediately Available Funds on the requested Revolving Loan Date the amount of the requested Revolving Loan.
Section 2.3.    Note. The Revolving Loans shall be evidenced by the Note payable to the order of the Bank in a principal amount equal to the Revolving Commitment Amount originally in effect. The Bank shall enter in its ledgers and records the amount of each Revolving Loan, converted or continued and the payments made thereon, and the Bank is authorized by the Borrower to enter on a schedule attached to the Note, as appropriate, a record of such Revolving Loan and payments; provided, however that the failure by the Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Note, and, in all events, the principal amounts owing by the Borrower in respect of Revolving Loans under the Note shall be the aggregate amount of all Revolving Loans made by the Bank less all payments of principal thereof made by the Borrower.
Section 2.4.    Interest Rate.
(a)    Interest Rate. Interest on each Revolving Loan shall accrue at an annual rate equal to the Applicable Margin plus the greater of (i) zero percent (0.0%) and (ii) the one-month LIBOR rate quoted by Bank from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent and such rate to be reset monthly on each Reprice Date. The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. The term “Reprice Date” means the first day of each month. If the initial Revolving Loan under this Agreement is made other than on the Reprice Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of the initial advance, which rate plus the percentage described above shall be in effect until the next Reprice Date. The Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
(b)    Interest Upon Event of Default. Upon the occurrence of any Event of Default, each Revolving Loan shall, at the option of the Bank (or, in the case of an Event of Default under Section 7.1(f), (g) or (h), automatically upon the occurrence of such Event of Default), bear interest until paid in full at the rate otherwise applicable thereto plus 2.0%.
(c)    Records of Interest Rates. The Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
Section 2.5.    Payment of Interest; Repayment of Principal.
(a)    Interest shall be payable (i) with respect to all Revolving Loans, on May 31, 2016, and on the last day of each month occurring thereafter; (ii) with respect to all Revolving Loans, upon any permitted prepayment (on the amount prepaid); and (iii) with respect to all Revolving Loans, on the Termination Date.
(b)    Principal on the Revolving Loans is payable on the Termination Date.
Section 2.6.    Prepayments. The Borrower may prepay the Revolving Loans, in whole or in part, at any time, without premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitment in whole) or prepaid on the Revolving Loans under this Section 2.6 may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement.
Section 2.7.    Computation. Interest on the Revolving Loans and the Revolving Commitment Fees shall be computed on the basis of actual days elapsed and a year of 360 days.
Section 2.8.    Payments. Payments and prepayments of principal of, and interest on, the Note and all fees, expenses and other obligations under this Agreement payable to the Bank shall be made without setoff or counterclaim in Immediately Available Funds not later than 3:00 p.m. (Cincinnati, Ohio time) on the dates called for under this Agreement and the Note to the Bank at its office in Cincinnati, Ohio. Funds received after such time shall be deemed to have been received on the next Banking Day. Whenever any payment to be made hereunder or on the Note shall be stated to be due on a day which is not a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.
Section 2.9.    Fees. The Borrower shall pay to the Bank fees (the “Revolving Commitment Fees”) in an amount determined by applying a rate of 0.30% per annum to the average daily Unused Revolving Commitment during the period from and after the date hereof to and including the Termination Date. Such Revolving Commitment Fees are payable in arrears on the dates on which interest is payable pursuant to Section 2.5.

Section 2.10.    Use of Revolving Loan Proceeds. The proceeds of the Revolving Loans shall be used for working capital and general corporate purposes. Without limitation of the above sentence, the Borrower will not request any Revolving Loan, and the Borrower shall not use, and the Borrower shall ensure that its Subsidiaries, and its or their respective directors, officers, employees and agents shall not use, any Revolving Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (b) in any manner that would result in the violation of any applicable Sanctions.
Section 2.11.    Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation, promulgation, implementation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof including, notwithstanding the foregoing, all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(a)    subjects the Bank to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to the Bank in respect of the Revolving Loans, or
(b)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (other than reserves and assessments taken into account in determining the interest rate), or
(c)    imposes any other condition the result of which is to increase the cost to the Bank of making, funding or maintaining the Revolving Loans, or reduces any amount receivable by the Bank in connection with the Revolving Loans, or requires the Bank to make any payment calculated by reference to the amount of the Revolving Loans, by an amount deemed material by the Bank, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Revolving Loans or Revolving Commitment or to reduce the return received by the Bank in connection with the Revolving Loans or Revolving Commitment, then, within 15 days after demand by the Bank, the Borrower shall pay the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction in amount received, provided that the Borrower shall not be required to compensate the Bank pursuant to this Section 2.11 for any increased cost or reduction in return received suffered more than 180 days prior to the date that the Bank notifies the Borrower of any of the circumstances described above giving rise to such increased cost or reduction in return and of the Bank’s intention to claim compensation therefor; provided further, that if any of the circumstances described above giving rise to such increased cost or reduction in return is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to such amount delivered to the Borrower by the Bank shall be conclusive absent manifest error. “Excluded Taxes” means any (a) taxes imposed on or measured in whole or in part by revenue, net income, capital, or net worth of the Bank and franchise or other taxes imposed in lieu thereof by any jurisdiction in which the Bank is organized or incorporated, maintains its principal office, or is doing business, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Bank is located. “Taxes” means any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding Excluded Taxes.

Section 2.12.    Changes in Capital Adequacy Regulations. If the Bank determines the amount of capital required or expected to be maintained by the Bank, or any corporation controlling the Bank, is increased as a result of a Change, then, within 15 days after demand by the Bank, the Borrower shall pay the Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital that the Bank determines is attributable to this Agreement, the Revolving Loans, or the Revolving Commitment (after taking into account the Bank’s policies as to capital adequacy), provided that the Borrower shall not be required to compensate the Bank pursuant to this Section 2.12 for any increased cost or reduction in amount received suffered more than 180 days prior to the date that the Bank notifies the Borrower of the Change giving rise to such shortfall and of the Bank’s intention to claim compensation therefor; provided further, that if the Change is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement that affects the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank. A certificate as to such amount delivered to the Borrower by the Bank shall be conclusive absent manifest error. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” means (x) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (y) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
Section 2.13 Resting Period. The Borrower shall repay the Revolving Loans in full and not borrow any Revolving Loan for a period of 30 consecutive calendar days during each calendar year.
ARTICLE III.
CONDITIONS PRECEDENT
Section 3.1.    Conditions of Initial Transaction. This Agreement shall become effective upon delivery by the Borrower of, and compliance by the Borrower with, the following:

(a)    Documents. The Bank shall have received the following:
(i)    This Agreement executed by the Borrower.
(ii)    The Note executed by a duly authorized officer (or officers) of the Borrower and dated the Closing Date.
(iii)    A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of the Borrower dated as of the Closing Date and certifying as to the following:
(A)    A true and accurate copy of the corporate resolutions of the Borrower authorizing the execution, delivery and performance of the Revolving Loan Documents to which the Borrower is a party contemplated hereby and thereby;
(B)    The incumbency, names, titles and signatures of the officers of the Borrower authorized to execute the Loan Documents to which the Borrower is a party and to request the Revolving Loans;
(C)    A true and accurate copy of the Articles of Incorporation (or the equivalent) of the Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than 30 days prior to the Closing Date; and
(D)    A true and accurate copy of the Regulations (or other constitutive documents) for the Borrower.
(iv)    A certificate dated the Closing Date of the President or Chief Financial Officer of the Borrower certifying as to the matters set forth in subsections (g) and (h) of this Section.
(v)    Certified copies of all documents evidencing any necessary corporate action, consent or governmental or regulatory approval (if any) with respect to this Agreement and the other Loan Documents and any other instrument or agreement executed by the Borrower in connection with this Agreement.
(vi)    A good standing certificate for the Borrower from the State of Ohio and for each Subsidiary Bank from its jurisdiction of organization, in each case issued not more than 30 days prior to the Closing Date.
(vii)    The Bank shall have received a written opinion of the Borrower’s counsel, addressed to the Bank and addressing the matters described on Exhibit C.
(viii)    UCC search for the Borrower from the State of Ohio issued not more than 30 days prior to the Closing Date.

(b)    Compliance. The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the Closing Date.
(c)    Other Matters. All corporate proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Bank and its counsel, and the Bank shall have received all information and copies of all documents, including records of corporate proceedings, as the Bank or its counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.
(d)    Legal Matters. All legal matters, including income tax, regulatory, environmental, health and safety matters, shall be satisfactory to the Bank.
(e)    No Violation. The Borrower is not in violation or breach of any other agreement with the Bank.
(f)    Fees and Expenses. The Bank shall have all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Bank payable pursuant to Section 8.2.
(g)    Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct on and as of the Closing Date.
(h)    No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date.
Any one or more of the conditions set forth above which have not been satisfied by the Borrower on or prior to the Closing Date shall not be deemed permanently waived by the Bank unless the Bank shall waive the same in a writing which expressly states that the waiver is permanent, and in all cases in which the waiver is not stated to be permanent the Bank may at any time subsequent thereto insist upon compliance and satisfaction of any such condition, and failure by the Borrower to comply with any such condition within five (5) Banking Day’s written notice from the Bank to the Borrower shall constitute an Event of Default under this Agreement.
Section 3.2.    Conditions Precedent to all Revolving Loans. The obligation of the Bank to make any Revolving Loan (including the initial Revolving Loan) shall be subject to the fulfillment of the following conditions:
(a)    Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct (i) with respect to representations and warranties that contain a materiality qualification, on and as of the date of such Revolving Loan with the same force and effect as if made on such date, and (ii) with respect to representations and warranties that do not contain a materiality qualification, in all material respects on and as of the date of such Revolving Loan with the same force and effect as if made on such date; provided, that any representation or warranty made as of any particular date shall be true and correct as of that date.

(b)    No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Revolving Loan or will exist after giving effect to the Revolving Loan made on such date.
(c)    Notices and Requests. The Bank shall have received the Borrower’s request for such Revolving Loan as required under Section 2.2.
ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
To induce the Bank to enter into this Agreement and to make Revolving Loans hereunder, the Borrower represents and warrants to the Bank:
Section 4.1.    Organization, Standing, Etc. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction named in the opening paragraph hereof and has all requisite power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Note and to perform its obligations under the Loan Documents. Each Subsidiary is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted. Each of the Borrower and the Subsidiaries (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits could not reasonably be expected to constitute a Material Adverse Occurrence and (b) is duly qualified and in good standing as a foreign corporation (or other organization) in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any assets or expose the Borrower to any Material Adverse Occurrence.
Section 4.2.    Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower. This Agreement constitutes, and the Note and other Loan Documents when executed will constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
Section 4.3.    No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provision of the Articles of Incorporation or Regulations of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder.

No Event of Default exists or would result from the incurrence by the Borrower of any Indebtedness hereunder or under any other Loan Document. Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to constitute a Material Adverse Occurrence. The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees is a Sanctioned Person. No Loan, use of the proceeds of any Loan or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. The Borrower and its Subsidiaries have all permits, licenses and approvals required by such laws, copies of which have been provided to the Bank. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act. Neither the making of any Loan nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.
Section 4.4.    Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.
Section 4.5.    Financial Statements and Condition. The Borrower’s audited consolidated financial statements as of December 31, 2015, and the Borrower’s unaudited quarterly financial statements as of March 31, 2016 (or, in each case, as of the date of any subsequently-delivered financial statements), as heretofore furnished to the Bank, have been prepared in accordance with GAAP on a consistent basis (except, in the case of the unaudited quarterly financial statements, for the absence of footnotes and for year-end audit adjustments) and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries, taken as a consolidated enterprise, as at such dates and the results of their operations for the fiscal year then ended. As of the dates of such consolidated financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long term lease obligation which is not reflected in such consolidated financial statements or in the notes thereto. The Borrower’s Call Reports and other regulatory reports, including without limitation FRY-9C, and FRY-9LP reports, as heretofore furnished to the Bank, fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such reports, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such Call Reports. Since December 31, 2015, there has been no Material Adverse Occurrence.
Section 4.6.    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or any Subsidiary, could reasonably be expected to constitute a Material Adverse Occurrence, and there are no unsatisfied judgments against the Borrower or Subsidiary, the satisfaction or payment of which could reasonably be expected to constitute a Material Adverse Occurrence.
Section 4.7.    Environmental, Health and Safety Laws. There does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health, safety or other matters which has, will or threatens to constitute a Material Adverse Occurrence. Neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to constitute a Material Adverse Occurrence. The Borrower does not have knowledge that it or its property or any Subsidiary or the property of any Subsidiary will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require capital expenditures which could reasonably be expected to constitute a Material Adverse Occurrence.
Section 4.8.    ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan which could reasonably be expected to constitute a Material Adverse Occurrence. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Bank) of such Plan’s projected benefit obligations did not exceed the fair market value of such Plan’s assets.
Section 4.9.    Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower.
Section 4.10.    Title to Property; Leases; Liens; Subordination. Each of the Borrower and the Subsidiaries has (a) good and marketable title to its material real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by the Borrower and its Subsidiaries in the most recent financial statement referred to in Section 5.1

(other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, except as allowed under Section 6.12.
Section 4.11.    Taxes. Each of the Borrower and the Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No material tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower knows of no proposed material tax assessment against it or any Subsidiary or any basis therefor.
Section 4.12.    Trademarks, Patents. Each of the Borrower and the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.
Section 4.13.    Burdensome Restrictions. Neither the Borrower nor any Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which could reasonably be expected to constitute a Material Adverse Occurrence.
Section 4.14.    Force Majeure. Since the date of the most recent financial statements referred to in Section 4.5 or delivered pursuant to Section 5.1, the business, properties and other assets of the Borrower and the Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God which has not been disclosed to the Bank and accepted as an exception to this representation and warranty in a writing by the Bank.
Section 4.15.    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.
Section 4.16.    Retirement Benefits. Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither the Borrower nor any of its Subsidiaries is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.
Section 4.17.    Full Disclosure. Subject to the following sentence, neither the financial statements referred to in Section 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrower or any Subsidiary to the Bank consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower or such Subsidiary, and the Borrower has no reason to believe that such projections or forecasts are not reasonable.
Section 4.18.    Subsidiaries. Schedule 4.18 sets forth, as of the date of this Agreement and as the same may be amended from time to time in connection with delivery of Compliance Certificates pursuant to Section 5.1(c), a list of all Subsidiaries (including Subsidiary Banks) and the number and percentage of the shares of each class of Equity Interests owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary. None of the Subsidiary Banks is subject to any Regulatory Action which has not been disclosed in the Borrower’s call reports filed prior to the Closing Date.
Section 4.19.    Labor Matters. There are no pending or, to the Borrower’s knowledge, threatened, strikes, lockouts or slowdowns against the Borrower or any Subsidiary which has not been disclosed to the Bank and accepted as an exception to this representation and warranty in a writing by the Bank. Neither the Borrower nor any Subsidiary has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Subsidiary on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimus amounts), have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.
Section 4.20.    Bank Holding Company Act. The Borrower has complied in all material respects with all federal, state and local laws pertaining to bank holding companies, including without limitation, the Bank Holding Company Act of 1956, as amended.
Section 4.21.    Capital Stock. Neither the Borrower nor any Subsidiary Bank has issued any unregistered securities in violation of the registration requirements of the Securities Act of 1933, as amended, or any other law; or violated any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, in either case, where the effect of such violation could reasonably be expected to cause a Material Adverse Occurrence.
Section 4.22.    Solvency. As of the Closing Date, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is proposed to be conducted following the Closing Date.

Section 4.23.    Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are consistent with sound business practice and as are customarily carried by companies engaged in similar business and owning similar properties in localities where the Borrower and its Subsidiaries operate.
Section 4.24.    Restrictive Agreements. Neither the Borrower nor any Subsidiary is a party to or bound by any agreement, bond, note or other instrument of the type described in Section 6.6.
ARTICLE V.

AFFIRMATIVE COVENANTS
Until the Note and all of the other Obligations have been paid in full, unless the Bank shall otherwise consent in writing:
Section 5.1.    Financial Statements and Reports. The Borrower will furnish to the Bank (subject to the last sentence of this Section 5.1):
(a)As soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, the consolidated financial statements of the Borrower and its Subsidiaries consisting of at least statements of income, cash flow and changes in stockholders’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual financial statements, certified without a “going concern” or like qualification, or a qualification arising out of the scope of the audit, compiled by independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Bank (it being agreed that the furnishing of the Borrower’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Borrower’s obligation under this Section 5.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification, or a qualification arising out of the scope of the audit), together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants.
(b)As soon as available and in any event within 45 days after the end of each fiscal quarter, unaudited consolidated statements of income, cash flow and changes in stockholders’ equity for the Borrower and its Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the Chief Financial Officer of the Borrower stating that such financial statements present fairly the financial condition of the Borrower and its Subsidiaries and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements) (it being agreed that the furnishing of the

Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Borrower’s obligation under this Section 5.1(b) with respect to such quarter).
(c)As soon as practicable and in any event within 45 days after the end of the first three fiscal quarters of the Borrower and within 60 days after the end of the last fiscal quarter of the Borrower, a Compliance Certificate in the form attached as Exhibit D signed by the Chief Financial Officer of the Borrower demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.14, 6.15, 6.16, 6.17 and 6.18, as at the end of such quarter and stating that as at the end of such fiscal quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.
(d)As soon as available, but in any event within 45 days after the last day of each fiscal quarter, copies of the quarterly (and where appropriate, annual) Call Reports and other regulatory reports, including, without limitation, FRY-9C and FRY-9LP reports filed by the Borrower or any Subsidiary Bank with any Bank Regulatory Authority.
(e)As soon as available, to the extent not otherwise provided under this Section 5.1, (i) copies of all reports or materials submitted or distributed to shareholders of the Borrower or filed with the SEC, any national securities exchange or any Bank Regulatory Authority having jurisdiction over the Borrower or any of its Subsidiaries, (ii) to the extent allowed by law, copies of all Regulatory Actions which have not been disclosed in the Borrower’s most recent FRY report, affecting or pertaining to the Borrower or any Subsidiary Bank, and (iii) upon any officer of the Borrower becoming aware of any adverse development which occurs in any Regulatory Action previously disclosed by the Borrower, a notice from the Borrower describing the nature thereof, stating the nature and status of such Regulatory Action, and what action the Borrower proposes to take with respect thereto.
(f)Promptly upon any Senior Officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action Borrower proposes to take with respect thereto.
(g)Promptly upon the creation or acquisition of any Subsidiary, a notice describing the nature thereof.
(h)Promptly upon any Senior Officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.
(i)Promptly upon any Senior Officer of the Borrower becoming aware of any matter that has resulted or could reasonably be expected to result in a Material Adverse Occurrence, a notice from the Borrower describing the nature thereof and what action Borrower proposes to take with respect thereto.

(j)Promptly upon any Senior Officer of the Borrower becoming aware of any violation as to any material environmental matter by the Borrower or any Subsidiary or of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Subsidiary which are material to the operations of the Borrower or such Subsidiary, or (ii) which will or threatens to cause a Material Adverse Occurrence or which will require a material expenditure by the Borrower or such Subsidiary to cure any alleged problem or violation, a notice from the Borrower describing the nature thereof and what action the Borrower proposes to take with respect thereto.
(k)Promptly upon any Senior Officer of the Borrower becoming aware of either (i) the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower or any Subsidiary or any property of the Borrower or a Subsidiary or to which the Borrower or a Subsidiary is a party in which an adverse determination or result could reasonably be expected to result in a Material Adverse Occurrence, or (ii) any adverse development which occurs in any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality previously disclosed by the Borrower to the Bank in which an adverse determination or result could reasonably be expected to result in a Material Adverse Occurrence, a notice from the Borrower describing the nature thereof, stating the nature and status of such action, suit or proceeding and what action the Borrower proposes to take with respect thereto.
(l)The Borrower will give prompt written notice to the Bank of any material change in the accounting or financial reporting practices of the Borrower or any of its Subsidiaries.
(m)Such information and evidence of actions taken as reasonably requested by the Bank in order to assist the Bank in maintaining compliance with the Patriot Act.
(n)From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as the Bank may reasonably request.
The Borrower shall be deemed to be in compliance with its delivery obligations under this Section 5.1 with respect to any documents or information that is publicly filed or delivered electronically and if so filed or delivered electronically, shall be deemed to have been delivered for purposes of this Agreement on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which the Bank has access (whether a commercial, third-party website or whether sponsored by the Bank).

Section 5.2.    Existence. The Borrower will maintain, and cause each Subsidiary to maintain, its corporate existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any material asset or would expose the Borrower or such Subsidiary to any material liability; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.1.
Section 5.3.    Insurance. The Borrower shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated.
Section 5.4.    Payment of Taxes and Claims. The Borrower shall file, and cause each Subsidiary to file, all tax returns and reports which are required by law to be filed by it and will pay, and cause each Subsidiary to pay, before they become delinquent all material taxes, assessments and governmental charges and levies imposed upon it or its property and all material claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, could reasonably be expected to result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on Borrower’s or such Subsidiary’s books in accordance with GAAP.
Section 5.5.    Inspection. The Borrower shall permit, upon at least two (2) Business Days’ prior notice, any Person designated by the Bank to visit and inspect any of the properties, books and financial records of the Borrower and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of the Borrower and the Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Bank may designate, provided that no such notice shall be required at any time a Default or Event of Default exists. So long as no Event of Default exists, the expenses of the Bank for such visits, inspections and examinations shall be at the expense of the Bank, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.
Section 5.6.    Maintenance of Properties. The Borrower will maintain, and cause each Subsidiary to maintain its properties used or useful in the conduct of its business in good condition, repair and working order (reasonable wear and tear excepted), and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.7.    Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.
Section 5.8.    Compliance. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not constitute a Material Adverse Occurrence and the Borrower or such Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance. The Borrower and each Subsidiary will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Anti-Corruption Laws and applicable Sanctions, and will obtain all permits, licenses and approvals required by such laws, copies of which will be provided to the Bank upon request.
Section 5.9.    ERISA. The Borrower will maintain, and cause each Subsidiary to maintain, each Plan in substantial compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not, and will not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $500,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $500,000 or (c) fail to make any payments in an aggregate amount exceeding $500,000 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.
Section 5.10.    Environmental Matters; Reporting. The Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters, to the extent non-compliance could result in a material liability or otherwise could reasonably be expected to constitute a Material Adverse Occurrence.
Section 5.11.    Further Assurances. The Borrower shall promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Bank, the Borrower also shall execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Bank may reasonably require from time to time in order: (a) to carry out more effectively the purposes of the Loan Documents and (b) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Bank the rights granted now or hereafter intended to be granted to the Bank under any Loan Document or under any other instrument executed in connection with any Loan Document or that the Borrower may be or become bound to convey, mortgage or assign to the Bank in order to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Borrower shall furnish to the Bank evidence satisfactory to the Bank of every such recording, filing or registration. The Borrower and each of its Subsidiaries shall take such actions reasonably requested by the Bank in order to assist the Bank in maintaining compliance with the Patriot Act.
Section 5.12.    Compliance with Terms of Material Contracts. The Borrower and each of its Subsidiaries shall make all payments and otherwise perform all obligations in respect of all material contracts to which the Borrower or such Subsidiary is a party.
ARTICLE VI.

NEGATIVE COVENANTS
Until the Note and all of the other Obligations have been paid in full, unless the Bank shall otherwise consent in writing:
Section 6.1.    Merger; Acquisitions. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), nor will the Borrower permit any Material Subsidiary to do any of the foregoing; provided, however, any (a) Subsidiary or (b) a Person acquired in connection with a Permitted Acquisition, may be merged with or liquidated into the Borrower or any wholly-owned Subsidiary (if the Borrower or such wholly-owned Subsidiary is the surviving corporation).
Section 6.2.    Disposition of Assets. The Borrower will not, nor will the Borrower permit any Material Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including Equity Interests in any Subsidiary Bank, accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
(a)    dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;
(b)    the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment;
(c)    dispositions in the ordinary course of business consisting of mortgage loans in the secondary markets, loan participations, OREO sales, closings of branch bank locations, or sales of investments in the Borrower’s investment portfolio; and
(d)    dispositions of any other asset of the Borrower or any of its Subsidiaries provided that any such dispositions in any fiscal year do not exceed, in the aggregate, ten (10%) percent of the total assets of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the preceding fiscal year.

Section 6.3.    Plans. The Borrower will not permit, nor will the Borrower allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower or any Subsidiary; and the Borrower will not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Bank) of such Plan’s projected benefit obligations to exceed the fair market value of such Plan’s assets.
Section 6.4.    Change in Nature of Business. The Borrower will not, nor will the Borrower permit any Subsidiary to, make any material change in the nature of the business of the Borrower or such Subsidiary, as carried on at the date hereof.
Section 6.5.    Loan Proceeds. The Borrower will not, nor will the Borrower permit any Subsidiary to, use any part of the proceeds of any Revolving Loan directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of the provisions of Regulations U or X of the Board.
Section 6.6.    Negative Pledges; Subsidiary Restrictions. The Borrower will not, nor will the Borrower permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank which would (a) prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant to the Bank any Lien on any assets or properties of the Borrower or such Subsidiary (other than pursuant to agreements creating Liens under Section 6.12(i)), or (b) require the Borrower or such Subsidiary to grant a Lien to any other Person if the Borrower or such Subsidiary grants any Lien to the Bank. The Borrower will not permit any Subsidiary to place or allow any restriction, directly or indirectly, on the ability of such Subsidiary to (i) pay Restricted Payments on or with respect to such Subsidiary’s capital stock or (ii) make loans or other cash payments to the Borrower, provided, however that the preceding clause (i) shall not apply to Vision Bancshares Trust I, a Delaware statutory trust as to which the Borrower holds all of the common Equity Interests, to the extent any such restriction is required under the terms of the Amended and Restated Trust Agreement of Vision Bancshares Trust I, dated as of December 5, 2005, as amended through the Closing Date.
Section 6.7.    Restricted Payments. The Borrower shall not pay Restricted Payments on any class of Equity Interests unless (a) the Borrower is in compliance with Sections 6.14, 6.15, 6.16, 6.17, and 6.18 both before and after giving effect to the proposed Restricted Payment, (b) no Event of Default has occurred and is continuing, and (c) the proposed Restricted Payment has received all necessary prior approvals required from all regulatory authorities.
Section 6.8.    Transactions with Affiliates. The Borrower will not, nor will permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable than the Borrower, or such Subsidiary, would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 6.9.    Accounting Changes. The Borrower will not, nor will permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP or Bank Regulatory Authorities, or change its fiscal year or the fiscal year of any Subsidiary.
Section 6.10.    Subordinated Debt. The Borrower will not, nor will permit any Subsidiary to, (a) make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt and any related subordination agreement, except for any Subordinated Debt owed by a Subsidiary to the Borrower; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory), except for prepayments made by the Borrower in respect of the 7% Subordinated Notes due April 20, 2022 issued by the Borrower on April 20, 2012, provided that (i) such prepayments shall not be made at any time a Default or Event of Default exists or an Default or Event of Default would occur as a result of such prepayment, and (ii) the Borrower has delivered to the Bank a written certification that it is in pro forma compliance with Section 6.18 after giving effect to such prepayment, determined as of the fiscal quarter most recently ended for which financial statements have been provided to the Bank pursuant to Section 5.1(a) or (b); (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Bank prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.
Section 6.11.    Indebtedness. The Borrower will not, nor will permit any Subsidiary to, incur, create, issue, assume or suffer to exist any Indebtedness, unless the Bank has provided its prior written consent, other than (a) the Obligations and other Indebtedness owing to the Bank, (b) Indebtedness disclosed on Schedule 6.11 and any amendments, modifications, refinancings and restructurings of the same which do not require additional fees, increase the principal of or rates applicable thereto, or shorten the maturity thereof, (c) Indebtedness of Persons acquired in connection with Permitted Acquisitions, provided that such Indebtedness is subordinated to the Obligations and other Indebtedness owing to the Bank in a manner reasonably satisfactory to the Bank, and (d) Indebtedness incurred in the ordinary course of business, including without limitation trade and accounts payable and similar operational liabilities incurred in the ordinary course of business consistent with past practice.
Section 6.12.    Liens. The Borrower will not, nor will permit any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower or a Subsidiary, including, without limitation, Equity Interests in any Subsidiary Bank, except:
(a)    Liens granted to the Bank to secure the Obligations.

(b)    Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or a Subsidiary.
(c)    Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.
(d)    Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.
(e)    Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.
(f)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.
(g)    Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower or a Subsidiary.
(h)    Liens to secure Indebtedness owing to the Federal Reserve Bank permitted under Section 6.11.
(i)    Liens to secure Indebtedness owing to the Federal Home Loan Bank permitted under Section 6.11.
(j)    The interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.
Section 6.13.    Contingent Liabilities. The Borrower will not, nor will permit any Subsidiary to, be or become liable on any Contingent Obligations except Contingent Obligations for the benefit of the Bank, and letters of credit issued by a Subsidiary Bank on behalf of a customer in the ordinary course of business.

Section 6.14.    Regulatory Capital. The Borrower (a) shall be “well capitalized” (as defined in 12 CFR § 325.103(b)(1)) and (b) shall cause each Subsidiary Bank to be “well capitalized” (as defined in 12 CFR § 325.103(b)(1)), in each case, as of the last day of each fiscal quarter ending on or after June 30, 2016.
Section 6.15.    Non-Performing Assets to Tangible Capital Ratio. The Borrower will not permit (a) the ratio of Non-Performing Assets to Tangible Capital of any Subsidiary Bank (expressed as a percentage), as of the last day of each fiscal quarter ending on or after June 30, 2016, to be greater than 20.00%, and (b) the ratio of Non-Performing Assets to Tangible Capital of the Borrower on a consolidated basis with its Subsidiaries (expressed as a percentage), as of the last day of each fiscal quarter ending on or after June 30, 2016, to be greater than 20.00%.
Section 6.16.    Loan Loss Reserves to Non-Performing Loans Ratio. The Borrower will not permit (a) the Loan Loss Reserves to Non-Performing Loans Ratio of any Subsidiary Bank (expressed as a percentage), as of the last day of each fiscal quarter ending on or after June 30, 2016, to be less than 50%, and (b) the Loan Loss Reserves to Non-Performing Loans Ratio of the Borrower on a consolidated basis with its Subsidiaries (expressed as a percentage), as of the last day of each fiscal quarter ending on or after June 30, 2016, to be less than 50%.
Section 6.17.    Total Risk-Based Capital. The Borrower will not permit the Total Risk-Based Capital Ratio of the Borrower and its Subsidiaries, on a consolidated basis, as of the last day of each fiscal quarter ending on or after June 30, 2016, to be less than 13.00%.
Section 6.18.    Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter ending on or after June 30, 2016, to be less than 1.25 to 1.00.
Section 6.19.    Hedging Agreements. The Borrower will not, nor will the Borrower permit any Subsidiary to, enter into any hedging arrangements, other than any Rate Protection Agreements.
Section 6.20.    Investments. The Borrower will not, nor will the Borrower permit any Subsidiary to, acquire for value, make, have or hold any Investments, or acquire or create any Subsidiary, except:
(a)    Investments existing on the date of this Agreement and disclosed in the financial statements of the Borrower described in Section 4.5;
(b)    Advances to management personnel, employees and agents in the ordinary course of business;
(c)    Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States;
(d)    Certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Bank;
(e)    Commercial paper given the highest rating by a nationally recognized rating service;
(f)    Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America with a term of not more than seven (7) days; provided all such agreements shall require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;
(g)    Investments in municipal bonds which are rated A or higher by Moody’s or S & P;
(h)    Investments in other bonds which are rated “investment grade” or higher by Moody’s or S & P;
(i)    Other readily marketable Investments which are reasonably acceptable to the Bank;
(j)    Investments made in connection with Acquisitions to which the Bank has provided its prior written consent, which consent shall not be unreasonably withheld.
(k)    Investments by a Subsidiary in the Borrower;
(l)    Investments by the Borrower or a Subsidiary of the Borrower in its respective Subsidiaries;
(m)    With respect to any Subsidiary Bank, Investments made in the ordinary course of the banking business of such Subsidiary Bank;
(n)    Investments consisting of Permitted Acquisitions;
(o)    Life insurance policies on the lives of key executives of the Borrower purchased and owned by the Borrower in the ordinary course of business, consistent with past practices; and
(p)    Other Investments in an aggregate amount outstanding not to exceed $1,000,000.
Any Investments under clauses (d), (e) or (f) above must mature within one year of the acquisition thereof by the Borrower or a Subsidiary.

ARTICLE VII.

EVENTS OF DEFAULT AND REMEDIES
Section 7.1.    Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:
(a)    The Borrower shall fail to make (i) when due, whether by acceleration or otherwise, any payment of principal on the Note or (ii) within five (5) days of the date when due, any payment of interest on the Note or any other Obligation required to be made to the Bank pursuant to this Agreement or under any Rate Protection Agreement with the Bank or any Affiliate of the Bank.
(b)    Any representation or warranty made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Loan Document or by or on behalf of the Borrower or any Subsidiary in any certificate, statement, report or document herewith or hereafter furnished to the Bank pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.
(c)    The Borrower shall fail to comply with Section 5.2 or Section 5.3, any default or event of default however denominated under any other Loan Document shall exist, or the Borrower shall fail to comply with any Section of Article VI.
(d)    The Borrower shall fail to comply with any other default or event of default however denominated under any other Loan Document, agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 15 calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Bank, (ii) the date the Borrower should have given notice of such failure to the Bank pursuant to Section 5.1, or (iii) the date the Bank gives notice of such failure to the Borrower.
(e)    The Borrower or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Subsidiary or for a substantial part of the property thereof and shall not be discharged within 60 days, or the Borrower or any Subsidiary shall make an assignment for the benefit of creditors.
(f)    Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or any Subsidiary, and, if instituted against the Borrower or any Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Subsidiary, or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower or such Subsidiary.

(g)    Any dissolution or liquidation proceeding not permitted by Section 6.1 shall be instituted by or against the Borrower or a Material Subsidiary, and, if instituted against the Borrower or any Material Subsidiary, shall be consented to or acquiesced in by the Borrower or such Material Subsidiary or shall remain for 60 days undismissed.
(h)    A judgment or judgments for the payment of money in excess of the sum of $1,000,000 in the aggregate, which is not covered by insurance for which the insurer has acknowledged coverage in writing, shall be rendered against the Borrower or a Subsidiary and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 90 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.
(i)    The maturity of any material Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or the Borrower or a Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of the Borrower or a Subsidiary shall be deemed “material” if it exceeds $500,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(i) has occurred.
(j)    Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower or any Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 60 days after the issuance thereof.
(k)    Any Subsidiary Bank shall be unable for any reason to pay dividends or make other distributions of any nature (cash, Equity Interests, assets or otherwise) with respect to, and all other payments on account of, any class of Equity Interests (including warrants, options or rights therefor) issued by such Subsidiary Bank to the Borrower.
(l)    The Borrower or any Subsidiary Bank shall become subject to any Regulatory Action affecting or pertaining to the Borrower or any Subsidiary Bank which could reasonably be expected to cause a Material Adverse Occurrence.
(m)    Any Change of Control shall occur.
(n)    Any Loan Document fails to remain in full force or effect or any action is taken to discontinue or to assert the invalidity or unenforceability of any Loan Document.
(o)    Any of the following shall occur: (i) any Reportable Event, (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in

Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, in any case where such occurrence could reasonably be expected to cause a Material Adverse Occurrence.
Section 7.2.    Remedies. If any Event of Default described in Sections 7.1(e), (f) or (g) shall occur with respect to the Borrower, the Note and all other Obligations shall automatically become immediately due and payable. If any other Event of Default shall occur and be continuing, then, the Bank may declare the outstanding unpaid principal balance of the Note, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Note, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Note to the contrary notwithstanding. Upon the occurrence of any of the events described in this Section 7.2, the Bank may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.
Section 7.3.    Deposit Accounts; Offset. The Borrower hereby grants the Bank a security interest in all deposits, credits and deposit accounts of the Borrower with the Bank (the “Deposits”). In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes the Bank to (a) set off any Obligations against all Deposits of the Borrower with, and any and all claims of the Borrower against, the Bank, and (b) to enforce the security interest granted pursuant to the first sentence hereof. Such right shall exist whether or not the Bank shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or Deposits is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Bank. The Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff or enforcement right, it shall notify the Borrower of its exercise of such setoff or enforcement right; provided, however, that the failure of the Bank to provide such notice shall not affect the validity of the exercise of such setoff or enforcement rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on the Bank to all rights of banker’s Lien, setoff and counterclaim available pursuant to law.

ARTICLE VIII.

MISCELLANEOUS
Section 8.1.    Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.
Section 8.2.    Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay or reimburse the Bank upon demand for all reasonable out-of-pocket expenses paid or incurred by the Bank, including filing and recording costs and fees, charges and disbursements of outside counsel to the Bank and/or the allocated costs of in-house counsel incurred from time to time, in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification, interpretation, collection and enforcement of this Agreement and the other Loan Documents and any commitment letters relating thereto paid or incurred by the Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under Sections 2.11 and 2.12 and this Section 8.2 shall survive any termination of this Agreement.
Section 8.3.    Waivers, etc. No failure on the part of the Bank or the holder of the Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.
Section 8.4.    Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Banking Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Bank under Article II shall be deemed to have been given only when received by the Bank.
Section 8.5.    Taxes. The Borrower agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Note, which obligation of the Borrower shall survive the termination of this Agreement.

Section 8.6.    Successors and Assigns; Participations; Purchasing Banks.
(a)    This Agreement shall be binding upon and inure to the benefit of the Borrower, the Bank, all future holders of the Note, and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank.
(b)    The Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more Persons (“Participants”) participating interests in a minimum amount of $500,000 in the Revolving Loans or other Obligations owing to the Bank, the Note, or any other interest of the Bank hereunder. In the event of any such sale by the Bank of participating interests to a Participant, (i) the Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) the Bank shall remain solely responsible for the performance thereof, (iii) the Bank shall remain the holder of the applicable Note for all purposes under this Agreement, (iv) the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Agreement, (v) the Bank shall provide the Borrower with notice of the sale of such participation; and (vi) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that the Bank shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, provided that such agreement may provide that the Bank will not, without the prior consent of such Participant, consent or agree to any such amendment, modification, consent or waiver which would (A) extend the maturity of any Obligation, (B) postpone any scheduled payment of principal or interest, (C) reduce the rates of interest or fees required under this Agreement, (D) reduce any guaranty of the Obligations or (E) release all or substantially all Collateral subject to any security interest under any Loan Document unless such release is requested in connection with a disposition of assets permitted under the Loan Documents. The Borrower agrees that if amounts outstanding under this Agreement, the Note and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as the Bank under this Agreement, the Note or other Loan Document. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 8.2 with respect to its participation in the Revolving Loans; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the Bank would have been entitled to receive in respect of the amount of the participation transferred by the Bank to such Participant had no such transfer occurred.
(c)    The Borrower shall not be liable for any costs incurred by the Bank in effecting any participation under subparagraph (b) of this subsection.

(d)    The Bank may disclose to any of its successors or assigns of the Bank’s interests in the Revolving Commitment, Revolving Loans, Note or any other Loan Document (an “Assignee”) or Participant and to any prospective Assignee or Participant any and all financial information in the Bank’s possession concerning the Borrower or any of their Subsidiaries (if any) which has been delivered to the Bank by or on behalf of the Borrower or any of its Subsidiaries pursuant to this Agreement or which has been delivered to the Bank by or on behalf of the Borrower or any of their Subsidiaries in connection with the Bank’s credit evaluation of the Borrower or any of its Subsidiaries prior to entering into this Agreement, provided that prior to disclosing such information, the Bank shall first obtain the agreement of such prospective Assignee or Participant to comply with the provisions of Section 8.7.
(e)    Notwithstanding any other provision in this Agreement, the Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
Section 8.7.    Confidentiality of Information. The Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between the Bank and the Borrower and shall not be divulged to any Person other than the Bank, its Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants on a “need-to-know” basis, (b) in connection with the enforcement of the rights of the Bank hereunder and under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, (d) if such information is generally available to the public other than as a result of disclosure by the Bank or the violation of any other similar confidentiality provision by a third party of which the Bank has actual knowledge, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor, (f) to any nationally recognized rating agency that requires information about the Bank’s investment portfolio in connection with ratings issued with respect to the Bank, and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Bank or by any applicable law, rule, regulation or judicial process, the opinion of the Bank’s counsel concerning the making of such disclosure to be binding on the parties hereto. The Bank shall not incur any liability to the Borrower by reason of any disclosure permitted by this Section.
Section 8.8.    Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.
Section 8.9.    Consent to Jurisdiction. AT THE OPTION OF THE BANK, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR OHIO STATE COURT SITTING IN CINCINNATI, OHIO, AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
Section 8.10.    Waiver of Jury Trial. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 8.11.    Survival of Agreement. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Bank and shall survive the making of the Revolving Loans by the Bank and the execution and delivery to the Bank by the Borrower of the Note (unless the same are stated to be made as of a specific date), regardless of any investigation made by or on behalf of the Bank, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Revolving Commitment has not been terminated; provided, however, that the obligations under Sections 8.2, 8.5 and 8.12 shall survive payment in full of the Obligations and the termination of the Revolving Commitment.
Section 8.12.    Indemnification. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Bank and its Affiliates and the directors, officers, employees, attorneys and agents of the Bank and its Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations

(including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:
(a)    by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or
(b)    by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Bank by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;
provided; however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct as determined by a nonappealable judgment of a court of competent jurisdiction. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.
This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.
Section 8.13.    Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.
Section 8.14.    Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.
Section 8.15.    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.
Section 8.16.    Borrower Acknowledgements. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) the Bank has no fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Bank, and (d) the Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Bank is for the protection of the Bank and neither the Borrower nor any third party is entitled to rely thereon.
Section 8.17.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan, together with all fees, charges and other amounts that are treated as interest on such Revolving Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable in respect of such Revolving Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Bank in respect of other Revolving Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Bank.
Section 8.18.    Electronic Records. The Borrower hereby acknowledges receipt of a copy of this Agreement and all other Loan Documents.  The Bank may, on behalf of the Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the Loan Documents.  The Bank may store the electronic image of this Agreement and Loan Documents in its electronic form and then destroy the paper original as part of the Bank’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals. The Bank is authorized, when appropriate, to convert any note into a “transferable record” under the Uniform Electronic Transactions Act.
Section 8.19    USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA PATRIOT Act of 2001, 31 U.S.C. Section 5318:
The Bank is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
PARK NATIONAL CORPORATION
By: /s/ Brady T. Burt
Name: Brady T. Burt
Title: Chief Financial Officer
Address for Borrower:
Park National Corporation
Attention: Brady T. Burt
50 North Third Street
Newark, Ohio 43055
Telefacsimile: (740) 349-3709

[Signature Page 1 to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION
By: /s/ Eric M. Niedbalski
Name: Eric M. Niedbalski
Title: Vice President
Address for Bank:
U.S. Bank National Association
Lunken Ops-Correspondent Bkg
Mail Code CN-OH-L2CB
5065 Wooster Rd
Cincinnati, Ohio 45226
Attention: Cynthia Olson
Telefacsimile: (513)-277-5364
With a copy to:
U.S. Bank National Association
Attention: Mark R. Cousineau
Senior Vice President
U.S. Bank Financial Institution Banking Group
5065 Wooster Road
Cincinnati, Ohio 45226
Telefacsimile: (513) 277-5364

[Signature Page 2 to Credit Agreement]

EXHIBIT A TO
CREDIT AGREEMENT
FORM OF NOTE
$10,000,000    May 18, 2016
    Cincinnati, Ohio
FOR VALUE RECEIVED, PARK NATIONAL CORPORATION, a corporation organized under the laws of the State of Ohio, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”) at its main office in Cincinnati, Ohio, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the Termination Date the principal amount of TEN MILLION DOLLARS ($10,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Bank under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.
This note is the Note referred to in the Credit Agreement dated of even date herewith (as the same may hereafter be from time to time amended, restated or otherwise modified, the “Credit Agreement”) between the undersigned and the Bank. The maturity of this note is subject to acceleration upon the terms provided in said Credit Agreement.
In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.
PARK NATIONAL CORPORATION
By:
Name: Brady T. Burt
Title: Chief Financial Officer

EXHIBIT B TO
CREDIT AGREEMENT
FORM OF BORROWING NOTICE

TO:
U.S. Bank National Association, as the “Bank” under that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of May 18, 2016 between the Bank and Park National Corporation ( “Borrower”).

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.
The Borrower hereby gives or confirms to the Bank a borrowing request pursuant to Section 2.2 of the Credit Agreement, and the Borrower hereby requests to borrow on _______________, 20__ a Revolving Loan in the principal dollar amount of $_______________.
The Bank is instructed to disburse all of such Revolving Loan proceeds to the Borrower’s operating account maintained with the Bank on the Borrowing Date.
The undersigned hereby certifies to the Bank that (a) all of the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct (i) with respect to representations and warranties that contain a materiality qualification, on and as of the Borrowing Date with the same force and effect as if made on such date, and (ii) with respect to representations and warranties that do not contain a materiality qualification, in all material respects on and as of the Borrowing Date with the same force and effect as if made on such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); (ii) at the time of and immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and (iii) all other relevant conditions set forth in Section 3.2 of the Credit Agreement have been satisfied.
IN WITNESS WHEREOF, the undersigned has caused this borrowing notice to be executed by its authorized officer as of the date set forth below.
Dated: _______________, 20__
PARK NATIONAL CORPORATION
By:
Name:
Title:

EXHIBIT C TO
CREDIT AGREEMENT
OPINION OF COUNSEL
TO THE BORROWER
The opinion of counsel to the Borrower which is called for by Article III of the Credit Agreement (the “Credit Agreement”) shall be addressed to the Bank and dated the Closing Date. It shall be satisfactory in form and substance to the Bank and shall cover the matters set forth below, subject to such assumptions, exceptions and qualifications as may be acceptable to the Bank and counsel to the Bank. Capitalized terms used herein have the respective meanings given such terms in the Credit Agreement.
1.    The Borrower is a corporation validly existing and, based solely on the Good Standing Certificate, in good standing in the State.
2.    The Borrower has the corporate power and authority to execute, deliver and perform the Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action of the Borrower.
3.    The Loan Documents have been duly executed and delivered on behalf of the Borrower.
4.    The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder, do not conflict with or violate (a) the Organizational Documents, (b) any statute of the United States or the State or any rule or regulation of any governmental authority or regulatory body of the United States or the State, including without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System), and (c)  to our knowledge, and based solely on the Officer’s Certificate, (i) any provision of, or result in a breach or default under, any judgment, injunction, order or decree known to us to be binding upon the Borrower or any of its properties or assets, or (ii) any material indenture, mortgage, deed of trust, credit agreement, loan agreement or other material agreement relating to indebtedness binding upon the Borrower, or result in the creation of any Lien thereunder.
5.    No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with, the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.
6.    Based solely on the Officer’s Certificate, there are no actions, suits or proceedings at law or in equity or by or before any governmental agency or authority in the State now pending or, to our knowledge, threatened, against the Borrower, or against any of its properties or rights, which (i) challenge the legality, validity or enforceability of the Loan Documents, or (ii) if determined adversely to the Borrower, would have a material, adverse effect on the business,

C-1

operations or financial condition of the Borrower, or on the ability of the Borrower to perform its obligations under the Loan Documents.
7.    Each of the Loan Documents constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms.
8.    The provisions of the Loan Documents with respect to the payment of interest do not violate any law, statute or regulation of the State of Ohio relating to usury.
9.    Based solely on the Officer’s Certificate, neither the Borrower nor any Subsidiary of the Borrower is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940.

C-2

EXHIBIT D TO
CREDIT AGREEMENT
FORM OF COMPLIANCE CERTIFICATE
To: U.S. Bank National Association:
THE UNDERSIGNED HEREBY CERTIFIES THAT:
(1)    I am the duly elected chief financial officer of Park National Corporation (the “Borrower”);
(2)    I have reviewed the terms of the Credit Agreement dated as of  May 18, 2016 between the Borrower and U.S. Bank National Association (as amended, the “Credit Agreement”) and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the Attachment hereto;
(3)    The examination described in paragraph (2) did not disclose, and I have no knowledge, whether arising out of such examinations or otherwise, of the existence of any condition or event which constitutes a Default or an Event of Default (as such terms are defined in the Credit Agreement) during or at the end of the accounting period covered by the Attachment hereto or as of the date of this Certificate, except as described below (or on a separate attachment to this Certificate). The exceptions listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking or proposes to take with respect to each such condition or event are as follows:

(4)    Either (check one):

☐	The Immaterial Subsidiaries are the same as indicated on the most recent version of Schedule 4.18 to the Credit Agreement

☐	The current identification of Immaterial Subsidiaries is indicated on the version of Schedule 4.18 attached to this Certificate.

The foregoing certification, together with the computations in the Attachment hereto and the call reports delivered with this Certificate in support hereof, are made and delivered this day of ____________, ____ pursuant to Section 5.1 of the Credit Agreement.
PARK NATIONAL CORPORATION
By:
Name:
Title:

ATTACHMENT TO COMPLIANCE CERTIFICATE
AS TO FINANCIAL COVENANTS AS OF ______________, ____WHICH PERTAIN
TO THE PERIOD FROM ________________, ______
TO ________________, _______
Reference to Sections and definitions of the Credit Agreement should be made for a more complete description of requirements.

Section 6.14 Regulatory Capital
The Borrower is “well capitalized” as required under 12 CFR § 325.103(b)(1)	[Yes] [No]

Each Subsidiary Bank is “well capitalized” as required under 12 CFR § 325.103(b)(1)	[Yes] [No]

To the extent the covenant is not maintained, the following Subsidiary Bank(s) [is] [are] not “well capitalized as required under 12 CFR § 325.103(b)(1)”: ___________________.

Section 6.15 Non-Performing Assets to Tangible Capital Ratio
Non-Performing Assets (Subsidiary Bank) [(b) + (c)]	___________ (a)
Non-Performing Loans	___________ (b)
OREO	___________ (c)
Tangible Capital (Subsidiary Bank) [(e) + (f) + (g) + (h) + (i) + (j) + (k) – (l)]	___________ (d)
Preferred stock	___________ (e)
Common stock	___________ (f)
Surplus	___________ (g)
Retained earnings	___________ (h)
Accumulated comprehensive income and other equity capital components	___________ (i)
Loan Loss Reserves	___________ (j)
Capital qualified notes and debentures (to the extent such instruments qualify as capital in accordance with Regulatory Reporting Principles)	___________ (k)
Goodwill and other intangible assets	___________ (l)
The ratio of Non-Performing Assets to Tangible Capital Ratio of any Subsidiary Bank [(a) / (d)] (Maximum: 20.00%) [Repeat for each Subsidiary Bank]	____________%
Non-Performing Assets (Borrower on a consolidated basis with its Subsidiaries) [(n) + (o)]	___________ (m)

Non-Performing Loans	___________ (n)
OREO	___________ (o)
Tangible Capital (Borrower on a consolidated basis with its Subsidiaries) [(q) + (r) + (s) + (t) + (u) + (v) + (w) – (x)]	___________ (p)
Preferred stock	___________ (q)
Common stock	___________ (r)
Surplus	___________ (s)
Retained earnings	___________ (t)
Accumulated comprehensive income and other equity capital components	___________ (u)
Loan Loss Reserves	___________ (v)
Capital qualified notes and debentures (to the extent such instruments qualify as capital in accordance with Regulatory Reporting Principles)	___________ (w)
Goodwill and other intangible assets	___________ (x)
The ratio of Non-Performing Assets to Tangible Capital of the Borrower on a consolidated basis with its Subsidiaries [(m) / (p)] (Maximum: 20.00%)	____________%

Section 6.16 Loan Loss Reserves to Non-Performing Loans Ratio
Loan Loss Reserves (Subsidiary Bank)	___________ (a)
Non-Performing Loans (Subsidiary Bank)	___________ (b)
Loan Loss Reserves to Non-Performing Loans Ratio of any Subsidiary Bank [(a) / (b)] (Minimum: 50%) [Repeat for each Subsidiary Bank]	____________%
Loan Loss Reserves (Borrower on a consolidated basis with its Subsidiaries)	___________ (c)
Non-Performing Loans (Borrower on a consolidated basis with its Subsidiaries)	___________ (d)
Loan Loss Reserves to Non-Performing Loans Ratio of the Borrower on a consolidated basis with its Subsidiaries [(c) / (d)] (Minimum: 50%)	____________%

Section 6.17 Total Risk-Based Capital
Total risk-based capital (Borrower and its Subsidiaries, on a consolidated basis)	___________ (a)
Total risk-weighted assets (Borrower and its Subsidiaries, on a consolidated basis)	___________ (b)
Total Risk-Based Capital Ratio of the Borrower and its Subsidiaries, on a consolidated basis [(a) / (b)]	____________%
(Minimum: 13%)

Section 6.18 Fixed Charge Coverage Ratio
Net Income of the Borrower	___________ (a)
Non-cash charges or expenses of the Borrower, including depreciation and amortization, exclusive of non-cash charges or expenses of the Borrower’s Subsidiaries	___________ (b)
Interest Expense of the Borrower, exclusive of Interest Expense of the Borrower’s Subsidiaries	___________ (c)
One-time losses of the Borrower associated with Acquisitions or dispositions of assets	___________ (d)
Restricted Payments paid or declared by the Borrower to its shareholders	___________ (e)
Non-cash income of the Borrower	___________ (f)
One-time gains of the Borrower associated with Acquisitions or dispositions of assets	___________ (g)
All required principal payments made on Indebtedness of the Borrower exclusive of principal payments by the Borrower’s Subsidiaries	___________ (h)
One-fifth of the total amount of the Revolving Commitment as of the Closing Date	___________ (i)
Fixed Charge Coverage Ratio of the Borrower [((a) + (b) + (c) + (d) – (e) – (f) – (g)) / ((c) + (h) + (i))] (Minimum: 1.25 to 1.00)	____________%

SCHEDULE 4.18 TO
CREDIT AGREEMENT

SUBSIDIARY BANK

Subsidiary Bank	Number of Shares Issued and Outstanding	Percentage Owned	Jurisdiction of Organization
The Park National Bank (“PNB”)	1,250,000 common shares, par value of $8.00	100%	United States (Federally-chartered national banking association)

OTHER SUBSIDIARIES
*Denotes Immaterial Subsidiary

Subsidiary	Number of Equity Interests Issued and Outstanding	Percentage Owned	Jurisdiction of Organization
Guardian Financial Services Company*	100 common shares, no par value	100%	Ohio
SE Property Holdings, LLC (“SEPH”)*	100% of membership interest	100%	Ohio
Park Investments, Inc. (wholly-owned Subsidiary of PNB)*	1,000 shares, $1.00 par value	100%	Delaware
Scope Leasing, Inc. (wholly-owned Subsidiary of PNB)*	500 shares of Common Stock, no par value	100%	Ohio
River Park Properties, LLC (wholly-owned Subsidiary of PNB)*	100% of membership interest	100%	Ohio
Sunny Green, LLC (wholly-owned Subsidiary of PNB)*	100% of membership interest	100%	Ohio
Park Title Agency, LLC. (80% owned by Park National Corporation)*	100% of ownership (membership) interest	80% of ownership (membership) interest	Ohio
Vision-Park Properties, L.L.C. (wholly-owned subsidiary of SEPH)*	100% of membership interest	100%	Florida

Sch. 4.18-1

87A Orange Beach, LLC (wholly-owned subsidiary of SEPH)*	100% of membership interest	100%	Ohio
Morningside Holding, LLC (wholly-owned subsidiary of SEPH)*	100% of membership interest	100%	Ohio
Swindall Holdings, LLC (wholly-owned subsidiary of SEPH)*	100% of membership interest	100%	Ohio
Swindall Partnership Holdings, LLC (wholly-owned subsidiary of SEPH)*	100% of membership interest	100%	Ohio
Marina Holdings Z, LLC (wholly-owned subsidiary of SEPH)*	100% of membership interest	100%	Ohio
Marina Holding WE, LLC (wholly-owned subsidiary of SEPH)*	100% of membership interest	100%	Ohio
Vision Bancshares Trust I (Park National Corporation holds all of the floating rate common securities; the floating rate preferred securities are held by institutional investors)*	464 floating rate common securities, stated liquidation amount of $1,000, and 15,000 floating rate preferred securities, stated liquidation amount of $1,000	100% of floating rate common securities	Delaware

Sch. 4.18-1

SCHEDULE 6.11 TO
CREDIT AGREEMENT

EXISTING INDEBTEDNESS

1.
Floating Rate Junior Subordinated Note due 2035 in the principal sum of $15,464,000, originally issued on December 5, 2005 by Vision Bancshares, Inc. to Wilmington Trust Company, as Property Trustee and Delaware Trustee for Vision Bancshares Trust I, and assumed by Park National Corporation upon the merger of Vision Bancshares, Inc. into Park National Corporation, effective as of 6:00 p.m., Eastern Standard Time, on March 9, 2007

2.	$30,000,000 aggregate principal amount of 7% Subordinated Notes Due April 20, 2022 issued by Park National Corporation on April 20, 2012 to accredited investors

3.
$250,000,000 revolving line of credit from The Park National Bank to Scope Leasing, Inc. Line of credit was originated on May 2, 1994 and renews annually. The current interest rate of the line of credit is 1.40% and is subject to change annually upon renewal of the line of credit.

4.
$22,000,000 revolving line of credit from The Park National Bank to Guardian Financial Services Company. Line of credit was originated on May 7, 1999 and renews annually. The current interest rate of the line of credit is 3.50% and is subject to change annually upon renewal of the line of credit.

5.
$50,000 revolving line of credit from The Park National Bank to Park Title Agency, LLC. Line of credit was originated on November 21, 2014 and renews annually. The current interest rate of the line of credit is 3.50% and is subject to change annually upon renewal of the line of credit.

6.
$110,000,000 Promissory Note issued to Park National Corporation, as payee, by SE Property Holdings, LLC, as maker, on March 5, 2012. Promissory Note is payable on demand and carries an interest rate of 5.0%. The outstanding balance as of March 31, 2016 was $15,000,000.

7.	6.00% Subordinated Debenture due December 11, 2022 in the principal sum of $25,000,000, issued on December 11, 2012 by The Park National Bank to Park National Corporation.